Exhibit 99.1

CareDx Announces Preliminary Fourth Quarter and Full Year 2024 Results

Fourth Quarter Revenue is Expected to Increase 30% Year-Over-Year

Expects Full Year 2024 Revenue of $332 Million to $333 Million

BRISBANE, Calif. — (BUSINESS WIRE)—January 13, 2025, CareDx, Inc. (Nasdaq: CDNA) – The Transplant Company™ – today reported preliminary, unaudited financial results for the fourth quarter and full year ended December 31, 2024.

Preliminary Fourth Quarter 2024 Financial Results

•	Revenue is expected to be between $85 million and $86 million, an increase of approximately 30% year-over-year.

•	Testing services revenue is expected to be between $62.5 million and $63.5 million, an increase of approximately 35% year-over-year.

•	Testing Services volume of approximately 45,500 increased 14% year-over-year.

•	Revenue is expected to be $11.4 million for Digital Solutions and $11.4 million for Products.

•	GAAP loss is expected to be approximately $32 million to $34 million and adjusted EBITDA is expected to be a gain of between $8 million and $9 million.

Preliminary Full Year 2024 Financial Results

•	2024 revenue is expected to be between $332 million to $333 million.

•	2024 GAAP loss is expected to be between $58 million and $60 million and adjusted EBITDA is expected to be a gain of between $25 million to $26 million.

•	Cash, cash equivalents, and marketable securities as of December 31, 2024, is expected to be approximately $261 million, an increase of approximately $26 million year-over-year.

2025 Revenue Guidance

•	CareDx anticipates revenue of $370 million during 2025.

“Continuing our mission to serve transplant patients, we achieved our sixth consecutive quarter of testing services volume growth in the fourth quarter. Momentum continued to build for kidney surveillance testing throughout the quarter, and we completed our sales and marketing expansion by about 30 professionals. We are well-positioned for another successful year of growth in 2025 and on pace to achieve our targets of $500 million in revenue and 20% adjusted EBITDA in 2027,” said John W. Hanna, CareDx President and CEO.

The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report on the fourth quarter and full year 2024 financial results and anticipates providing 2025 financial guidance on its February 2025 earnings call.

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding CareDx’s fourth quarter and full year 2024 revenue, other fourth quarter and full year 2024 GAAP and non-GAAP results, number of patient results, and cash, cash equivalents, and marketable securities as of December 31, 2024, achievement of its financial and operational goals, its prospects in 2025, its 2027 revenue and adjusted EBITDA targets, and its anticipation to report 2024 financial results and provide 2025 financial guidance on its February 2025 earnings call. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties that could cause the actual results to differ materially from those projected, including the completion of the audit of CareDx’s 2024 financial statements, general economic and market factors, and global economic and marketplace uncertainties, among others discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by CareDx with the SEC on February 28, 2024, the quarterly report on Form 10-Q for the quarter ended March 31, 2024 filed by CareDx with the SEC on May 9, 2024, the quarterly report on Form 10-Q for the quarter ended June 30, 2024 filed by CareDx with the SEC on July 31, 2024, the quarterly report on Form 10-Q for the quarter ended September 30, 2024 filed by CareDx with the SEC on November 4, 2024, and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

CareDx, Inc.

Media Relations

Anna Czene

818-731-2203

aczene@caredx.com

Investor Relations Caroline Corner investor@caredx.com

CareDx, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and Preliminary)

(In thousands)

	2024
	Three Months Ended December 31	Twelve Months Ended December 31
GAAP net loss	$(33,300)	$(58,800)
Stock-based compensation expense	39,600	79,800
Restructuring costs and charges	1,700	1,800
Acquisition related-amortization of purchased intangibles	1,500	6,300

Non-GAAP net income	$9,500	$29,100

CareDx, Inc.

Reconciliation of Non-GAAP to Adjusted EBITDA

(Unaudited and Preliminary)

(In thousands)

	2024
	Three Months Ended December 31	Twelve Months Ended December 31
Non-GAAP net income	$9,500	$29,100
Interest income	(2,900)	(11,600)
Income tax expense	100	100
Depreciation expense	1,900	7,900
Other income, net	(100)	—

Adjusted EBITDA	$8,500	$25,500